Exhibit 10.kk
HUBBELL INCORPORATED
SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN
Effective as of September 12, 2007

i

ARTICLE I.
PURPOSE
     1.1 The purpose of this Supplemental Management Retirement Plan (the “Plan”) is to provide monthly supplemental retirement income for a select group of officers and other key employees of Hubbell Incorporated (the “Employer”). It is intended to provide a retirement benefit, which supplements the retirement benefit payable under the Hubbell Incorporated Retirement Plan for Salaried Employees, and other such pension plans of Hubbell Incorporated and its subsidiaries as deemed appropriate by the Board of Directors in its sole and absolute discretion.
ARTICLE II.
DEFINITIONS
     2.1 “Average Earnings” means the annual average of the Participant’s Earnings for any three (3) calendar years in his last ten (10) years of Service, which produce the highest such average.
     2.2 “Board of Directors” means the Board of Directors of Hubbell Incorporated.
     2.3 “Change of Control of Hubbell” means the first to occur of any one of the following:
          (a) Continuing Directors during any 12 month period no longer constitute a majority of the Directors;
          (b) Any person or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi)(D)), acquires (or has acquired within the 12 month period ending on the date of the last acquisition by such person or persons) directly or indirectly, thirty percent (30%) or more of the voting power of the then outstanding securities of Hubbell entitled to vote for the election of Hubbell’s directors; provided that this Section 2.3(b) shall not apply with respect to any acquisition of securities by (i) the trust under a Trust Indenture dated September 2, 1957 made by Louie E. Roche, (ii) the trust under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell, and (iii) any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by an Employer or any affiliate of Hubbell;
          (c) Any person or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), acquires ownership (including any previously owned securities) of more than fifty percent (50%) of either (i) the voting power value of the then outstanding securities of Hubbell entitled to vote for the election of Hubbell’s directors or (ii) the fair market value of Hubbell; provided that this Section 2.3(c) shall not apply with respect to any acquisition of securities by (i) the trust under a Trust Indenture dated September 2, 1957 made by Louie E. Roche, (ii) the trust under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell, and (iii) any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by an Employer or any affiliate of Hubbell; or

          (d) A sale of substantially all of Hubbell’s assets.
     Provided, that the transaction or event described in subsection (a), (b), (c) or (d) constitutes a “change in control event,” as defined in Treas. Reg. §1.409A-3(i)(5).
     2.4 “Change in Control of Employer” shall mean the any one of the following with respect to a Participant employed by that Employer:
          (a) The date that Hubbell no longer owns at least 50% of the outstanding equity securities of the Employer (other than Hubbell); provided, that on such date, there occurs a “change in control event” with respect to the Employer under Treas. Reg. §1.409A-3(i)(5); or
          (b) A sale of substantially all of the assets of the Employer which qualifies as a change in a substantial portion of the Employer’s assets under Treas. Reg. §1.409A-3(i)(5)(vii).
     2.5 “Code” shall mean the Internal Revenue Code of 1986 as amended and any successor statute thereto.
     2.6 “Compensation Committee” means the Compensation Committee of the Board of Directors.
     2.7 “Continuing Director” shall mean any individual who is a member of the Employer’s Board of Directors on December 9, 1986 or was designated (before such person’s initial election as a Director) as a Continuing Director by 2/3 of the then Continuing Directors.
     2.8 “Director” shall mean any individual who is a member of the Board of Directors on the date the action in question was taken.
     2.9 “Disability Retirement Benefit” shall mean the benefit payable under Section 7.1 of the Plan.
     2.10 “Early Retirement Benefit” means the retirement benefit accrued under Section 5.2 of this Plan.
     2.11 “Earnings” means, with respect to a particular calendar year, the total of (a) cash earnings paid to a Participant in the form of base salary, (b) awards in respect of the prior calendar year (regardless of when paid) under the incentive compensation plan (annual bonus) by his Employer, and (c) any amount by which an Employee’s base salary and annual bonus awards are reduced under any 401(k) plan or any flexible benefit plans under the Internal Revenue Code Sections 125 and 129 maintained by the Employer or under the Hubbell Incorporated Executive Deferred Compensation Plan during the respective calendar year.
     2.12 “Employee” means a person who is employed by the Employer on a regular, full-time basis.
     2.13 “Employer” means Hubbell Incorporated, and its successor, and any of its subsidiaries so designated by the Board of Directors.

     2.14 “Gross Top Hat Benefit” means the amount calculated under Section 4.1(a) of the Hubbell Incorporated Amended and Restated Top Hat Restoration Plan, as amended from time to time, calculated using the Participant’s service under that plan for the period of Participant’s employment with the Employer through the date the Participant became eligible to participate in this Plan.
     2.15 “Hubbell” means Hubbell Incorporated, a Connecticut corporation, and any successors in interest.
     2.16 “Key Executive” means an Employee who is designated by the Compensation Committee on or after September 12, 2007 and as to who the Compensation Committee has not withdrawn such designation.
     2.17 “Normal Retirement Benefit” means the retirement benefit accrued under Section 5.1 of the Plan.
     2.18 “Normal Retirement Date” means the first day of the month coincident or next following a Participant’s 65th birthday.
     2.19 “Officer” means the individual elected by the Board of Directors as provided in Article IV of the By-Laws of Hubbell Incorporated to any of the following offices: Chairman of the Board, President, Executive Vice President, Senior Vice President, Group Vice President, Vice President, Treasurer, Controller, or Secretary of Hubbell Incorporated.
     2.20 “Participant” means a Key Executive with a benefit accrued under this Plan.
     2.21 “Plan” means the Hubbell Incorporated Supplemental Management Retirement Plan.
     2.22 “Postponed Retirement” means the Participant’s Separation from Service after his Normal Retirement Date.
     2.23 “Postponed Retirement Benefit” means the retirement benefit accrued under Section 5.3 of the Plan.
     2.24 “Retirement Benefit” means the Participant’s Normal Retirement Benefit, Early Retirement Benefit, Postponed Retirement Benefit or Accrued Deferred Vested Retirement Benefit, as applicable.
     2.25 “Separation from Service” shall have the meaning set forth in Treas. Reg. §1.409A-1(h).
     2.26 “Service” means a Participant’s period of employment with the Employer commencing on his first day of employment with the Employer on which he is designated a Key Executive and ending on the date he is no longer designated as a Key Executive by the Compensation Committee.

     2.27 “Social Security Benefit” means the old age or disability insurance benefit which the Key Employee is entitled under Title IV of the Social Security Act as in effect on the date of his Separation of Service.
     2.28 “Spouse” shall mean the person to whom the Participant was lawfully married for at least one (1) year on the date the Participant’s benefits under this Plan are to commence.
     2.29 “Total Disability” means that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or continue for at least 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or continue for at least 12 months, the Participant is receiving income replacement benefits under the Employer’s disability plan; or (iii) the Participant has been determined to be totally disabled by the Social Security Administration; each of (i), (ii) and (iii) as determined by the Compensation Committee in its sole discretion, in accordance with the requirements of Treas. Reg. §1.409A-3(i)(4).
     2.30 “Vesting Service” means a Participant’s period of employment with the Employer commencing on his first day of employment with the Employer and ending on the date he is no longer an Employee.
ARTICLE III.
EFFECTIVE DATE
     3.1 This Plan as set forth in this document is effective as of September 12, 2007.
ARTICLE IV.
ELIGIBILITY
     4.1 Key Executives shall continue to be Participants until their Separation from Service or they are no longer entitled to retirement or deferred vested benefits under this Plan, whichever is later. A Participant who has attained age 55 and been credited with five (5) or more years of Vesting Service shall be eligible for a benefit pursuant to Article V of this Plan. A Participant who incurs a Separation from Service prior to age 55 or having five (5) or more years of Vesting Service shall not be entitled to any benefit under this Plan. If a Participant is no longer a Key Executive, but remains an Employee, his Service accrued as a Participant shall not be forfeited, but he shall not accrue any additional Service.
ARTICLE V.
RETIREMENT BENEFITS
     5.1 Normal Retirement Benefit. A Participant’s Normal Retirement Benefit under this Plan, computed as a straight life annuity, shall equal (a) plus (b) minus (c), where:
          (a) Equals — The product of (i) three (3%) percent multiplied times the number of full years and months of a Key Executive’s Service, and (ii) the excess of the Participant’s Average Earnings over the Participant’s Social Security Benefit.

          (b) Equals — the Participant’s Gross Top Hat Benefit.
          (c) Equals — The benefits, if any, available from the following sources:
     (i) any defined benefit pension plan or defined contribution plan of the Employer which is qualified under Section 401 of the Internal Revenue Code (excluding, however: (a) any ancillary benefits such as Medical or Transitional Supplements in the defined benefit pension plans, and (b) any 401(k) contributions made to a plan maintained by the Employer);
     (ii) any top-hat excess pension plan of the Employer.
     However, in no event shall the sum of (a) plus (b) exceed sixty (60%) percent of the Participant’s Average Earnings.
     For purposes of determining a Participant’s Social Security Benefit, in the case of a Participant with an Early Retirement Benefit, the Committee will estimate the Participant’s benefit based on the Social Security Table in effect on the date of the Participant’s Separation from Service, with such table computed on the assumption that the Participant will continue to receive compensation until January 1 coincident with or preceding his attainment of age 65 which would be treated as wages for purposes of the Social Security Act at the same rate as in effect in the last full calendar year prior to Separation from Service. In computing any Social Security Benefit no wage index adjustment or cost of living adjustment shall be assumed with respect to any period following the Participant’s Separation from Service.
     For purposes of determining the benefits available from any qualified defined benefit pension plan of the Employer, it shall be assumed that the Participant commenced receiving his benefits under such plan on the fifteenth day of the month commencing after his Separation from Service.
     The benefits payable under any qualified defined contribution plan of the Employer, shall be equal to the value of the Participant’s discretionary employer contribution or profit sharing account as of the Participant’s Separation from Service divided by an annuity factor. The annuity factor shall be based on the applicable mortality table and interest rate under Section 417(e) that is currently used by the Hubbell Incorporated Retirement Plan for Salaried Employees. The annuity factor shall be an annuity factor deferred to the date of such Participant’s Separation from Service. If the Participant is eligible for an employer discretionary or profit sharing contribution as of December 31 in the year in which the Participant’s Separation from Service occurs, then for purposes of calculating the benefit payable under any qualified defined contribution plan, the Participant’s account shall reflect such contribution and the benefit payable under this Plan shall be adjusted accordingly.
     5.2 Early Retirement Benefit. A Participant whose Separation from Service is on or after age 55 but before his Normal Retirement Date shall be entitled to an Early Retirement Benefit commencing on the date described in Article 6.1 hereof. The annual amount of the Early Retirement Benefit payable to a Participant shall be an amount computed in accordance with Section 5.1 hereof except that the Early Retirement Benefit shall be based upon the Participant’s full years and months of Service up to his Separation from Service, with the amount reduced by three-tenths of one percent (3/10%) for each complete month by which the commencement date of his Early Retirement Benefit precedes his attainment of age 65 and by an additional two-tenths of one percent (2/10%) for each complete month by which the commencement date of his Early Retirement Benefit precedes his 60th birthday and, for purposes of determining the benefits available from any qualified defined benefit pension plan, qualified defined contribution plan or top hat excess pension plan of the Employer, it shall be assumed that the Participant commenced receiving his benefits under such plan on his Separation from Service.

     5.3 Postponed Retirement. A Participant’s Postponed Retirement Benefit under this Plan shall be the same amount that would have been payable had the Participant retired on his Normal Retirement Date. For purposes of determining the benefits available from any qualified defined benefit pension plan, qualified defined contribution plan or top hat excess pension plan of the Employer, it shall be assumed that the Participant commenced receiving his benefits under such plan on the fifteenth day of the month commencing after his Separation from Service.
ARTICLE VI.
PAYMENT OF RETIREMENT BENEFITS
     6.1 Payment of Benefits. Except as set forth herein and in Section 6.3 or Article 13 below, all Retirement Benefits hereunder shall be payable in monthly installments (on the fifteenth day of the month) equal to one-twelfth (1/12th) of the annual amounts determined under this Plan; provided, however, that the first monthly payment shall be increased by an amount equal to one-half of the annual amount determined under this Plan. A Participant’s Retirement Benefit, if any, hereunder shall be payable for the life of the Participant, commencing on the fifteenth day of the seventh month following his Separation from Service. The Participant’s last payment of Retirement Benefits hereunder shall be made on the fifteenth day of the month in which he dies unless the Participant has an eligible surviving Spouse at his date of death, in which case survivor benefit payments shall be made to said Spouse in accordance with Article VIII hereof.
     6.2 Payments Rounded to Next Higher Full Dollar. Each monthly payment which is computed in accordance with this Plan will, if not in whole dollars, be increased to the next whole dollar. Such rounding shall be made after applying any applicable reduction factors.
     6.3 Permissible Acceleration. Notwithstanding Article VI, a Participant’s Retirement Benefit may be paid in the discretion of Hubbell as follows upon the following events:
          (a) As necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B));
          (b) If the Internal Revenue Service, makes a determination that a Participant is required to include in gross income the value of his Retirement Benefit, as soon as practicable following such determination, Hubbell shall pay to the Participant, the amount required to be included in the Participant’s gross income.
          (c) If a Participant’s Retirement Benefit, or any remaining installments thereof is less than an amount applicable under Code Section 402(g) for the year in question, then the balance of such Retirement Benefit may be distributed in a lump sum.

          (d) Upon the termination and liquidation of the Plan, the Retirement Benefit shall be distributed in a lump sum twelve months following such termination and liquidation; provided that such termination or liquidation is not in connection with a downturn in the financial health of Hubbell and shall conform to the requirements of Treas. Reg. §1.409A-3(j)(4)(ix).
ARTICLE VII.
DISABILITY BENEFIT
     7.1 Disability Benefit. If a Participant is deemed by the Compensation Committee to have incurred a Total Disability, he shall receive a Disability Retirement Benefit hereunder commencing on the fifteenth day of the month commencing after the date he is deemed by the Compensation Committee to be so disabled. The annual amount of the Participant’s Disability Retirement Benefit hereunder shall be computed as in Article 5.1 hereof, but assuming that the Participant has been employed with the Employer until his Normal Retirement Date at the last rate of his Earnings in effect at the time he was deemed by the Compensation Committee to incurred the Total Disability.
     7.2 Medical Examination. Any Participant retired for Total Disability may be required by the Compensation Committee to submit to a medical examination at any time prior to his 65th birthday, but not more than once each year, to determine whether the Participant is eligible for continuance of the Disability Retirement Benefit provided hereunder.
ARTICLE VIII.
DEATH BENEFIT
     8.1 Pre-Retirement Death Benefit.
          (a) If a Participant who is at least age 55 and has five (5) or more years of Service and whose benefit has not yet commenced under Section 6.1 dies, and he is survived by a Spouse to whom he was married throughout the one-year period ending on the date of his death, such Spouse shall be entitled to receive a death benefit described herein, payable in the amount and manner prescribed in subsections (b) and (c) of this Section 8.1.
          (b) The death benefit is an annuity for the life of the Spouse in an amount which is equal to the benefit the Spouse would have received under a joint and survivor annuity that provided the Spouse on the date of death of the Participant an annual benefit equal to 50 percent of the Participant’s annual Retirement Benefit if:
     (i) the Participant had a Separation from Service on the day before his death, in the case of a Participant who dies after he has attained age 55, or
     (ii) the Participant had a Separation from Service on the date of his death, survived to age 55, retired on such date, and died on the day after such date, in the case of a Participant who dies before he is age 55.

          (c) Payments of the death benefit shall commence as of the later of (i) the first day of the month, following the Participant’s death; or (ii) the month following the date the Participant would have attained age 55, provided the spouse survives to that date.
          (d) For purposes of computing the death benefit, actuarial factors shall be used as are then applicable under the Hubbell Incorporated Retirement Plan for Salaried Employees.
     8.2 Post-Retirement Death Benefit. If a Participant dies while receiving Retirement Benefits under this Plan, a death benefit equal to fifty (50%) percent of the Retirement Benefit which the Participant was receiving under this Plan immediately prior to his death shall be paid to his eligible surviving Spouse, if any. If, as of the date of the Participant’s death, his eligible surviving Spouse, if any, is ten (or more) years younger than the Participant, then the death benefit payable to said eligible surviving Spouse shall be actuarially reduced pursuant to the actuarial factors then applicable under the Hubbell Incorporated Retirement Plan for Salaried Employees. Notwithstanding anything contained herein to the contrary, in no event shall an eligible surviving Spouse receive in any year under this Plan more than the excess (if any) of thirty-three and one-third percent (33-1/3%) of the Participant’s Average Earnings over the aggregate value (as determined by the Compensation Committee) of benefits receivable in such year under the Hubbell Incorporated Retirement Plan for Salaried Employees and any defined benefit pension plan or defined contribution plan of the Employer which is qualified under Section 401(a) of the Internal Revenue Code (excluding, however: (a) any ancillary benefits such as Medical or Transitional Supplements in the defined benefit pension plans, and (b) any 401(k) plan maintained by the Employer). Payments of said death benefit to the surviving Spouse shall commence to be paid on the fifteenth day of the month coinciding with or next following the Participant’s death and shall continue until the Spouse dies.
ARTICLE IX.
FUNDING
     9.1 The Employer may enter into a trust agreement creating an irrevocable grantor trust for the holding of cash and/or annuity contracts for pension benefits accrued by the Participants under the Plan. Any assets of such trust shall be subject to the claims of creditors of the Employer to the extent set forth in the trust and Participants’ interests in benefits under this Plan shall only be those of unsecured creditors of the Employer. In the event of a Change of Control of Hubbell, the Employer shall enter into a trust agreement creating an irrevocable grantor trust for the holding of cash and/or annuity contracts in respect of the pension benefits accrued by the Participants (whether current or former) and in respect of the pension benefits provided to certain Employees who shall be deemed to be Participants pursuant to agreements with the Employer; provided, further, that upon the occurrence of a Change of Control of Hubbell, the Employer shall transfer to the trustee of the foregoing trust the maximum amount of assets estimated to be necessary to satisfy the Employer’s obligations hereunder, as in effect immediately prior to the Change of Control of Hubbell

ARTICLE X.
PLAN ADMINISTRATION
     10.1 The general administration of this Plan and the responsibility for carrying out the provisions hereof shall be vested in the Compensation Committee. The Compensation Committee may adopt, subject to the approval of the Board of Directors, such rules and regulations as it may deem necessary for the proper administration of this Plan, and its decision in all matters shall be final, conclusive, and binding.
     10.2 The Compensation Committee may adopt, subject to the approval of the Board of Directors, such rules and regulations as it may deem necessary for the proper administration of this Plan, and its decision in all matters shall be final, conclusive, and binding. The Compensation Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan.
     10.3 To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company determines that any benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Company may amend this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided that no such amendment shall be effective without the Participant’s consent unless it preserves the Participant’s economic benefit prior to such amendment.
ARTICLE XI.
AMENDMENT AND TERMINATION
     11.1 The Board of Directors of the Employer reserves in its sole and exclusive discretion the right at any time and from time to time to amend this Plan in any respect or terminate this Plan without restriction and without the consent of any Participant or Spouse, provided, however, that no amendment or termination of this Plan shall impair the right of any Participant or Spouse to receive benefits earned and accrued hereunder prior to such amendment or termination.
     11.2 Notwithstanding any other provisions of the Plan to the contrary following a Change of Control of Hubbell:
          (a) the accrued benefit hereunder of any Participant as of the date of a Change of Control of Hubbell may not be reduced;
          (b) any Service accrued by a Participant as of the date of a Change of Control of Hubbell cannot be reduced;
          (c) no amendment or action of the Compensation Committee which affects any Participant is valid and enforceable without the prior written consent of such Participant; and

          (d) no termination of the Plan shall have the effect of reducing any benefits accrued under the Plan prior to such termination.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
     12.1 No Guarantee of Employment. Nothing contained herein shall be deemed to give any individual the right to be retained in the service of the Employer or to interfere with the rights of the Employer to discharge any individual at any time, with or without cause.
     12.2 Non-Alienation of Benefits. No retirement benefit payable hereunder may be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such retirement benefit shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same. Notwithstanding any provision herein to the contrary, the Employer may, as the Compensation Committee in its sole and absolute discretion shall determine, offset any amount to be paid to a Participant or Spouse hereunder in order to recoup amounts that have been misappropriated by such Participant against any amounts which such Participant may owe to the Employer or a subsidiary of the Employer.
     12.3 Payment to Incompetents. If a Participant entitled to receive any retirement benefit payments hereunder is deemed by the Compensation Committee or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for such retirement benefit, such payments shall be paid to such person or persons as the Compensation Committee shall designate or to the duly appointed guardian. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.
     12.4 Loss of Benefits. At the sole discretion of the Compensation Committee, and after written notice to the Participant or his Spouse as beneficiary, rights to receive any retirement benefit under this Plan may be forfeited, suspended, reduced or terminated in cases of gross misconduct by the Participant which is reasonably deemed to be prejudicial to the interests of the Employer or a subsidiary of the Employer, including but not limited to the utilization or disclosure of confidential information for gain or otherwise.
     12.5 Noncompetition. A Participant shall forfeit for himself and his Spouse any and all retirement benefits pursuant to this Plan if said Participant violates the notice provision of the next paragraph hereof or anywhere in the United States or outside of the United States, directly or indirectly, owns, manages, operates, joins or controls, or participates in the ownership, management, operation or control of, or becomes a director or an employee of, or a consultant to, any person, firm, or corporation which competes with the Employer; provided, however, that the provisions of this Article 12.5 shall not apply to investments by the Participant in shares of stock traded on a national securities exchange or on the national over-the-counter market which shall have an aggregate market value, at the time of acquisition, of less than two (2%) percent of the outstanding shares of such stock.
     A Participant shall be obligated to give the Employer at least sixty (60) days’ prior written notice, registered or certified mail, postage prepaid, addressed to the Secretary, Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut, 06477, of his intention, directly or indirectly, to own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or become a director or an employee of, or a consultant to, any person, firm, or corporation, following which, within a period of sixty (60) days from its receipt of such notice, the Employer will mail to the Participant by registered or certified mail, postage prepaid, a statement of its opinion as to whether said intention of the Participant violates this Article 12.5.
     12.6 Withholding. Payments made by the Employer under this Plan to any Participant or Spouse shall be subject to withholding as shall, at the time for such payment, be required under any income tax or other laws, whether of the United States or any other jurisdiction.
     12.7 Expenses. All expenses and costs in connection with the operation of this Plan shall be borne by the Employer.
     12.8 Governing Law. The provisions of this Plan will be construed according to the laws of the State of Connecticut, excluding the provisions of any such laws that would require the application of the laws of another jurisdiction.
     12.9 Gender and Number. The masculine pronoun wherever used herein shall include the feminine gender and the feminine the masculine and the singular number as used herein shall include the plural and the plural the singular unless the context clearly indicates a different meaning.
     12.10 Titles and Heading. The titles to articles and headings of sections of this Plan are for convenience of reference only and in case of any conflict, the text of the Plan, rather than such titles and headings, shall control.
     12.11 Non-Qualified Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).
     12.12 Unsecured Creditors. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
ARTICLE XIII.
CHANGE OF CONTROL
     13.1 The provisions of Section 13.2 shall become effective immediately upon and apply to any Participant who was a Participant on the date of a Change of Control of Hubbell. The provisions of Section 13.3 shall apply to any Participant who is employed by the Employer who is involved in a Change in Control of Employer.

     13.2 Notwithstanding anything contained in the Plan to the contrary after a Change of Control of Hubbell the following provisions shall apply to each Participant in the Plan as of the date of the Change of Control of Hubbell:
          (a) No actuarial reductions for early payment shall apply under Section 5.2.
          (b) Each Participant on the date of the Change in Control of Hubbell shall have their Retirement Benefit paid out in one lump sum on the later of (i) the tenth day of the seventh month following a Participant’s Separation from Service, or (ii) ten days after a Change of Control of Hubbell. The amounts to be paid out in such lump sum shall be calculated using the actuarial assumptions set forth on Exhibit A, attached hereto.
          (f) A Participant who has a Total Disability shall not have to submit to a medical examination under Section 7.2.
          (g) Notwithstanding Section 10.1 the Plan shall be administered by the Compensation Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the Plan, to determine the criteria for eligibility to participate in the Plan, to select Participants in the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. No member of the Compensation Committee shall be eligible to participate in the Plan.
          (h) The Compensation Committee may not offset any Retirement Benefits under the provisions of Section 12.2.
          (i) In Section 12.3, all references to “Compensation Committee” are deleted and in lieu thereof is inserted the term “Trustee.”
          (j) Section 12.4 and 12.5 shall no longer apply.
     13.3 Notwithstanding anything contained in the Plan to the contrary, the provisions of this Section 13.3 shall apply solely with respect to any Participant who is employed by an Employer involved in a Change in Control of Employer:
          (a) Each such Participant shall be fully vested in their accrued benefit as of the date of the Change of Control of Employer; and
          (b) Such Employer (or successor in interest thereto) may in its sole discretion either:
     (i) Assume the responsibility for payment of all Retirement Benefits applicable to such Participants under this Plan, in which case Hubbell will transfer such liabilities with respect to such Participants to the Employer, or successor in interest thereto and Hubbell and this Plan shall have no further liability with respect to any such Participants; or
     (ii) Terminate the Plan with respect to such Participants, in which case, the Participant’s shall receive their Retirement Benefits paid in a lump sum within thirty (30) days of the date of the Change in Control of Employer. The amounts to be paid out in such lump sum shall be calculated using the actuarial assumptions set forth on Exhibit A, attached hereto.
ARTICLE XIV.
CLAIMS PROCEDURES
     14.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Compensation Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     14.2 Notification of Decision. The Compensation Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Compensation Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to render the benefit determination. The Compensation Committee shall notify the Claimant in writing:
          (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
          (b) that the Compensation Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
     (i) the specific reason(s) for the denial of the claim, or any part of it;
     (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
     (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
     (iv) an explanation of the claim review procedure set forth in Section 14.3 below; and
     (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

     14.3 Review of a Denied Claim. On or before 60 days after receiving a notice from the Compensation Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
          (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;
          (b) may submit written comments or other documents; and/or
          (c) may request a hearing, which the Compensation Committee, in its sole discretion, may grant.
     14.4 The Compensation Committee shall render its decision on review promptly, and no later than 60 days after the Compensation Committee receives the Claimant’s written request for a review of the denial of the claim. If the Compensation Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to render the benefit determination. In rendering its decision, the Compensation Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
          (a) specific reasons for the decision;
          (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;
          (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
          (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
     14.5 A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

EXHIBIT A
ASSUMPTIONS
     The assumptions to be used are those specified under Section 417(e) of the Internal Revenue Code of 1986, as amended, which assumptions are the minimum lump sum factors permitted to be used for calculating pension benefits under the Company’s qualified defined benefit plans.

Benefit:	Lump sum payment of unreduced benefit deferred to age 55, increased to reflect the 50% joint and survivor form.

Mortality Rates:	The Applicable mortality table under Section 417(e) that is currently used by the Hubbell Incorporated Retirement Plan for Salaried Employees.

Interest Rate:	10-year treasury rate on the first day of the fourth quarter of the calendar year immediately prior Separation from Service.

Qualified Plan Offset:	Amount actually payable at age 55 (or, if higher, the participants actual age at Separation from Service).